As filed with the Securities and Exchange Commission on February 5, 1997.

                                                       Registration No. 333-____

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                            ______________________

                             FORM S-8 AND FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                            ______________________

                       GREEN TREE FINANCIAL CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)

            Delaware                                     41-1807858
            --------                                     ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                             1100 Landmark Towers
                            345 Saint Peter Street
                        St. Paul, Minnesota 55102-1637
                        ------------------------------
              (Address of principal executive offices) (Zip code)

                           1997 CHIEF EXECUTIVE PLAN
                                      OF
                       GREEN TREE FINANCIAL CORPORATION
                       --------------------------------
                           (Full title of the plan)

                            ______________________

         Joel H. Gottesman, Senior Vice President and General Counsel
                       Green Tree Financial Corporation
                             1100 Landmark Towers
                            345 Saint Peter Street
                        St. Paul, Minnesota 55102-1637
                             ____________________
                    (Name and address of agent for service)

                                (612) 293-3400
                                --------------
         (Telephone number, including area code, of agent for service)

  Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                         Proposed                   Proposed
 Title of each class                                 Maximum Offering               Maximum
 of Securities to be          Amount to                    Price               Aggregate Offering         Amount of
    registered                registered               per Unit (1)                 Price (1)           Registration Fee
--------------------------------------------------------------------------------------------------------------------------
  Common Stock
  ($.01 par value)            2,000,000                  $ 39.00                  $ 78,000,000            $ 23,636.36

  (1) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price is based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange consolidated reporting system on January 30, 1997.

  PROSPECTUS

                       GREEN TREE FINANCIAL CORPORATION
                        ______________________________

                                   2,000,000
                            Shares of Common Stock
                               ($.01 Par Value)
                        ______________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITY AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        ______________________________

     This Prospectus relates to 2,000,000 shares of Common Stock, which are not currently owned by the Selling Stockholder listed herein but may be acquired in the future, pursuant to the Green Tree Financial Corporation 1997 Chief Executive Plan (the "Plan"). This Prospectus does not reflect a commitment or current intention of the Selling Stockholder to sell such shares. All or a portion of such shares of Common Stock may be offered for sale from time to time on the New York Stock Exchange, the Pacific Stock Exchange, or otherwise at prices and terms then obtainable. Green Tree Financial Corporation (the "Company") will receive none of the proceeds from any such sales. This Prospectus is part of a Registration Statement filed and required to be maintained pursuant to the terms of the Chief Executive Cash Bonus and Stock Option Plan approved by the stockholders of the Company at the Company's annual meeting on May 15, 1996.

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. On January 30, 1997 the closing price for the Common Stock on the New York Stock Exchange was $39.125 per share.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is February 5, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, DC 20549 or at the regional offices of the Commission: Northwest Atrium Center, 500 Madison Street, Chicago, IL 60661; and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, DC 20549.

     The Company's Common Stock is listed on the New York and the Pacific Stock Exchanges. Periodic reports, definitive proxy statements and other information concerning the Company can be inspected at such exchanges.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been or will be filed by the Company with the Commission are incorporated by reference in this Prospectus, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     All other reports and any definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus (not including exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to John Dolphin, Vice President--Investor Relations, Green Tree Financial Corporation, 1100 Landmark Towers, 345 Saint Peter Street, St. Paul, MN 55102-1637, (612) 293-3400.

                                  THE COMPANY

     The complete mailing address of the principal executive offices of the Company is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, MN 55102-1637. The telephone number is (612) 293-3400.


                              SELLING STOCKHOLDER

     The table below sets forth the name, position with the Company, and certain information with respect to the ownership of the Company's Common Stock, for the Selling Stockholder.

                                                           Number of Shares
                                       --------------------------------------------------------
                                        Beneficially            Maximum         Beneficially
                                        Owned Before            Offered         Owned After
     Name and Position                   Offering(1)           Hereby(2)        Offering(3)
------------------------------         ---------------        -----------      -------------
Lawrence M. Coss                          6,598,927               2,000,000      6,598,927
Chairman and Chief Executive
Officer; Director
_______________

(1) Includes 32,000 shares held by minor children, 87,200 shares held by spouse, 80,000 shares held by LVC Investment Company, Inc., and options for 1,000,000 shares of Common Stock exercisable within 60 days after January 31, 1997. The shares listed in this column do not include the 2,000,000 shares that may be acquired pursuant to the exercise of options under the Plan because such options are not exercisable within 60 days of the date hereof.

(2) The shares listed in this column may be acquired pursuant to the exercise of options under the Plan, but such options are not exercisable within 60 days of the date hereof. This statement of "Maximum Offered Hereby" does not constitute a commitment, or reflect a current intention, to sell the number of shares listed. The number of shares offered will be determined from time to time by the Selling Stockholder at his sole discretion.

(3) Assumes that the Maximum Offered Hereby is both acquired pursuant to the exercise of options under the Plan and then sold.


                             PLAN OF DISTRIBUTION

     The Selling Stockholder has not advised the Company of any specific plans for the distribution of the shares offered hereby. Any sales of such shares may be made on one or more exchanges, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to the sale. Any brokers or dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit realized by them on the resale of such shares as principals may be deemed underwriting compensation under the Securities Act.

     Any Common Stock offered hereby which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                   PART II.
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

     The following documents, which have been filed by Green Tree Financial Corporation (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) The Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 8.   Exhibits.
          --------

          4.1 Certificate of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-60869))

     4.2 Certificate of Merger of Incorporation of the Company, as filed with the Delaware Secretary of State on June 30, 1995 (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-60869)

     4.3 Bylaws of the Company (incorporated by reference to Company's Registration Statement on Form S-1 (File No. 33-60869))

     5    Opinion of Dorsey & Whitney LLP re: legality

     23.1 Consent of KPMG Peat Marwick LLP

     23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 above)

     24   Power of Attorney

Item 9.  Undertakings.

A.   Post-Effective Amendments.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (b) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that subparagraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Subsequent Documents Incorporated by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Claims for Indemnification.
    --------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on this 31st day of January, 1997.

                                       GREEN TREE FINANCIAL CORPORATION


                                       By /s/ Joel H. Gottesman
                                         --------------------------------
                                         Joel H. Gottesman
                                         Senior Vice President and General
                                         Counsel

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Joel H. Gottesman and Scott T. Young and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and conform all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Signature               Title                             Date
     ---------               -----                             ----


/s/ Lawrence M. Coss         Chairman of the Board and Chief   January 31, 1997
--------------------         Executive Officer (Principal
Lawrence M. Coss             Executive Officer and Director)



/s/ Edward L. Finn           Executive Vice President and      January 31, 1997
------------------           Chief Financial Officer
Edward L. Finn               (Principal Financial Officer)



/s/ Scott T. Young           Vice President and Controller     January 31, 1997
------------------           (Principal Accounting Officer)
Scott T. Young

/s/ Richard G. Evans         Director                          January 31, 1997
--------------------
Richard G. Evans

/s/ W. Max McGee             Director                          January 31, 1997
----------------
W. Max McGee

/s/ Robert S. Nickoloff      Director                          January 31, 1997
-----------------------
Robert S. Nickoloff


/s/ Robert D. Potts          Director                          January 31, 1997
-------------------
Robert D. Potts

                                 EXHIBIT INDEX

Exhibit                                                                              Page
-------                                                                              ----
  4.1     Certificate of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-1
          (File No. 33-60869))....................................................

  4.2     Certificate of Merger of Incorporation of the Company,
          as filed with the Delaware Secretary of State on June 30, 1995
          (incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-60869).........................................

  4.3     Bylaws of the Company (incorporated by reference to Company's
          Registration Statement on Form S-1 (File No. 33-60869)).................

  5       Opinion of Dorsey & Whitney LLP re: legality............................

  23.1    Consent of KPMG Peat Marwick LLP........................................

  23.2    Consent of Dorsey & Whitney LLP (included in Exhibit 5 above)...........

  24      Power of Attorney.......................................................